EXHIBIT 12.1

Law Offices of Thomas E. Puzzo, PLLC

3823 44th Ave. NE

Seattle, WA 98105

USA

Direct: +1 (206) 522-2256

E-mail: tpuzzo@puzzolaw.com

September 29, 2025

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Opti-Harvest, Inc.; Offering Statement on Form 1-A

Ladies and Gentlemen:

We act as counsel to Opti-Harvest, Inc., a Delaware corporation (the “Company”), in connection with the qualification by the Company of 30,000 shares (the “Shares”) of Series B 10% Convertible Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The Shares are to be offered by the Company under an Offering Statement on Form 1-A, as may be amended from time to time (the “Offering Statement”), in accordance with Regulation A of the Securities Act of 1933, as amended (the “Securities Act”), as filed with the Securities and Exchange Commission (the “Commission”).

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the Shares being sold pursuant to the Offering Statement are duly authorized and will be, when issued in the manner described in the Offering Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm in the related Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

LAW OFFICES OF THOMAS E. PUZZO, PLLC

/s/ Law Offices of Thomas E. Puzzo, PLLC